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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549
                                                                                            -------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                          OMB APPROVAL
/ / Check this  box if no                                                                   OMB Number:           3235-0287
    longer subject to         Filed pursuant to Section 16(a) of the Securities             Expires:      December 31, 2001
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                Estimated average burden
    or Form 5 obligations         Public Utility Holding Company Act of 1935                hours per response........  0.5
    may continue. See              or Section 30(f) of the Investment Company               -------------------------------
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person(s) to
 SCHMUTZ          THOMAS              R.        AIRNET COMMUNICATIONS CORPORATION (ANCC)        Issuer (Check all applicable)
---------------------------------------------  --------------------------------------------         Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
c/o AIRNET COMMUNICATIONS CORPORATION             Number of Reporting        Month/Year          X  Officer (give    Other (Specify
3950 DOW ROAD                                     Person, if an Entity       JUNE 2002          ----        title ---       below)
---------------------------------------------     (Voluntary)             -----------------                 below)
                 (Street)                                                 5. If Amendment,    VICE PRESIDENT OF ENGINEERING
MELBOURNE           FL               32934                                   Date of Original --------------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                  7. Individual or Joint/Group Filing
                                                                                                (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of Sec-   6. Owner-      7. Nature
    (Inst. 3)                      action      action       or Disposed of (D)           urities Benefi-     ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    6/19/02      M               317      A       $0.066        14,562             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                     SEC1474 (7-96)

                                                                                                                             PAGE 1




FORM 4 (Continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4 and 5)      -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option        $0.066      6/19/02      M                 317     (1)   9/14/02    Common      317         $0.066
 (right to buy)                                                                                   Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Employee Stock Option                0                      D
 (right to buy)
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Explanation of Responses:

(1) The option vested in four equal annual installments beginning April 16, 1998.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Thomas R. Schmutz            7/3/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                             Thomas R. Schmutz

Note. File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB Number.                                       Page 2
                                                                                                                      SEC1474 (7-96)